Exhibit 10.1

Executive Officer Fiscal Year 2005 Variable Compensation Plan

1.	Proposed corporate goals for FY05 — officer performance based compensation will be based on the following Company-wide revenues (in millions of dollars):

	Q1	Q2	Q3	Q4	FY
Original targets	*	*	*	*	*

2.	The decision to award variable compensation is subject to evaluation each quarter by the compensation committee, which will consider recommendations by the CEO, and is based on both company performance (as specified above) and each officer’s individual performance.

3.	The amounts shall be paid off linearly starting at *% of the sales range and going to 100%. Should the Company exceed the corporate sales targets, officers will receive additional compensation calculated by extending the line starting at *% at the same slope; e.g., the bonus will be double in a particular quarter if revenues are *% of corporate targets.

It is clearly understood that there is no obligation to push past corporate targets unless it is deemed in the interest of the Company as a whole.

4.	The compensation committee recognizes that the Q3 and Q4 targets are preliminary, and it is likely that the CEO will ask for these numbers to be reviewed later in the fiscal year.

5.	The compensation committee delegates to the CEO the power to award Company-wide bonuses to officers provided that the method used to determine these bonuses is comparable to that used to determine the bonuses for non-officers.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.